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                                                                   EXHIBIT 99.04

                              CERIDIAN CORPORATION
                           SAVINGS AND INVESTMENT PLAN

                         THIRD DECLARATION OF AMENDMENT

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan (the "Plan"), as restated effective generally as of January 1, 2001, the undersigned hereby amends the Plan in the manner set forth below to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and Treasury Regulations. Except as this amendment provide otherwise, this amendment will be effective as of the first day of the first plan year beginning after December 31, 2001. This amendment will supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

The Plan is amended so that a participant's elective deferrals, qualified nonelective contributions, qualified matching contributions, and earnings attributable to these contributions will become distributable following the participant's severance from employment. Such a distribution will be subject to the other provisions of the plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.


IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 1st day of May, 2002.

                                                 CERIDIAN CORPORATION


Attest:  /s/ William E. McDonald                 By /s/ Shirley J. Hughes
         ---------------------------                ---------------------------
             Deputy Secretary                           Senior Vice President